FOR IMMEDIATE RELEASE

Pep Boys Announces $50 Million Stock Repurchase Program

PHILADELPHIA, PA - December 12, 2012 - The Pep Boys - Manny, Moe & Jack
(NYSE: PBY), the nation's leading automotive aftermarket service and retail chain, today announced that its board of directors has authorized a program to repurchase up to $50 million of the Company's common stock. The program is effective immediately and has no expiration date.

"Based on current market prices, we believe that our stock is undervalued and that the repurchase program is a good investment of available cash on hand and future cash flows," said President & Chief Executive Officer Mike Odell.

Common stock may be repurchased in the open market or through negotiated transactions, including Rule 10b5-1 trading plans that would enable the Company to repurchase its shares during periods outside of its normal trading windows, when the Company typically would not be active in the market. The time of purchases and the exact number of shares to be purchased will depend on market conditions. The repurchase program does not include specific price targets or timetables and may be suspended or terminated at any time.

About Pep Boys
Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With approximately 7,200 service bays in more than 740 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling (800) PEP-BOYS (800-737-2697) or by visiting http://www.pepboys.com.

Pep Boys Contact:
Mike Melia
(215) 430-9459
Email: investorrelations@pepboys.com

Forward Looking Statements
Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.